EXHIBIT 99.2

Contacts:

Analysts:	Robert Lentz
614-876-2000

Media:	Deb Strohmaier
740-549-6074

GREIF, INC. REPORTS FIRST QUARTER 2005 RESULTS

DELAWARE, Ohio (March 2, 2005) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging with niche businesses in paper, corrugated packaging and timber, today announced results for its first quarter ended January 31, 2005. Net income before restructuring charges and timberland gains was $14.5 million for the first quarter of 2005 compared with $4.5 million for the first quarter of last year. Diluted earnings per share before restructuring charges and timberland gains were $0.50 versus $0.16 per Class A share and $0.76 versus $0.23 per Class B share for the first quarter of 2005 and 2004, respectively.

The Company reported GAAP net income of $15.1 million, or $0.52 per diluted Class A share and $0.79 per diluted Class B share, for the first quarter of 2005 versus a net loss of $3.4 million, or a loss of $0.12 per diluted Class A share and $0.18 per diluted Class B share, for the same quarter last year. The Company’s first quarter of 2005 results were positively impacted by a lower level of restructuring charges ($8.1 million decrease) and higher timberland gains ($4.1 million increase) compared to the first quarter of 2004.

Michael J. Gasser, Chairman and Chief Executive Officer, said, “We are pleased with our operating results for the first quarter of 2005 despite continued pressures in raw material costs. During fiscal 2005, we will continue to focus on transitioning our transformation initiatives into the Greif Business System – that is, the way we do business and create value for the long-term.”

A reconciliation of the differences between all non-GAAP financial measures disclosed in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results

Net sales rose 24 percent to $582.6 million for the first quarter of 2005 from $468.9 million for the same quarter of 2004. Net sales increased approximately 21 percent excluding the impact of foreign currency translation. Higher selling prices, primarily in response to increased costs of steel and resin in the Industrial Packaging & Services segment and old corrugated containers (“OCC”) in the Paper, Packaging & Services segment, contributed to this improvement.

Gross profit was $88.7 million, or 15.2 percent of net sales, for the first quarter of 2005 versus $69.5 million, or 14.8 percent of net sales, for the first quarter of 2004. The principal factors impacting the improvement in gross profit margin compared to a year ago were improved selling prices and efficiencies in labor and other manufacturing costs resulting from the ongoing transformation initiatives. Higher raw material costs partially offset these positive factors to the gross profit margin improvement.

Selling, general and administrative (“SG&A”) expenses were $59.7 million, or 10.3 percent of net sales, for the first quarter of 2005 compared to $51.0 million, or 10.9 percent of net sales, for the same period a year ago. The increase in SG&A expenses was primarily attributable to an increase in salaries and employee benefits (incentive compensation, medical and pension expenses). Overall SG&A was influenced by a $1.6 million negative foreign currency translation impact.

Operating profit before restructuring charges and timberland gains increased 68 percent to $31.3 million for the first quarter of 2005 compared with $18.6 million for the first quarter of 2004. There were $7.2 million and $15.3 million of restructuring charges and $8.1 million and $3.9 million of timberland gains during the first quarter of 2005 and 2004, respectively. GAAP operating profit was $32.2 million for the first quarter of 2005 compared with $7.3 million for the same period last year.

Business Group Results

Industrial Packaging & Services

In the Industrial Packaging & Services segment, the Company offers a comprehensive line of industrial packaging products, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products and polycarbonate water bottles throughout the world. The key factors influencing profitability in the first quarter of 2005 compared to the first quarter of 2004 in the Industrial Packaging & Services segment were:

•	Higher selling prices;

•	Generally higher volumes for steel and plastic drums;

•	Benefits from transformation initiatives;

•	Higher raw material costs, especially steel and resin;

•	Restructuring charges; and

•	Foreign currency translation.

In this segment, net sales rose 27 percent to $429.0 million for the first quarter of 2005 from $337.4 million for the same period last year. Net sales increased 23 percent excluding the impact of foreign currency translation. Selling prices rose primarily in response to higher raw material costs, especially steel and resin, and sales volumes were generally higher for steel and plastic drums.

Operating profit before restructuring charges rose to $17.7 million for the first quarter of 2005 from $8.9 million for the same period a year ago. Restructuring charges were $6.8 million for the first quarter of 2005 compared with $12.0 million a year ago. The Industrial Packaging & Services segment’s gross profit margin benefited from labor and other manufacturing efficiencies resulting from transformation initiatives, partially offset by higher raw material costs. GAAP operating profit was $10.9 million for the first quarter of 2005 compared with an operating loss of $3.2 million for the first quarter of 2004.

Paper, Packaging & Services

In the Paper, Packaging & Services segment, the Company sells containerboard, corrugated sheets and other corrugated products and multiwall bags in North America. The key factors influencing profitability in the first quarter of 2005 compared to the first quarter of 2004 in the Paper, Packaging & Services segment were:

•	Higher selling prices;

•	Higher raw material costs, especially OCC; and

•	Restructuring charges.

In this segment, net sales rose 18 percent to $148.2 million for the first quarter of 2005 from $125.3 million for the same period last year due to improved selling prices for this segment’s products.

Operating profit before restructuring charges was $9.6 million for the first quarter of 2005 compared with $5.4 million the prior year. Restructuring charges were $0.4 million for the first quarter of 2005 versus $3.2 million a year ago. The increase in operating profit before restructuring charges was primarily due to improved selling prices, partially offset by higher raw material costs, particularly OCC, in the containerboard operations. GAAP operating profit was $9.2 million for the first quarter of 2005 compared with $2.2 million for the first quarter of 2004.

Timber

In the Timber segment, the Company owns approximately 281,000 acres of timber properties in southeastern United States, which are actively harvested and regenerated, and approximately 35,000 acres in Canada. The key factors influencing profitability in the first quarter of 2005 compared to the first quarter of 2004 in the Timber segment were:

•	Lower planned timber sales; and

•	Higher gain on sale of timberland.

Timber net sales were $5.3 million for the first quarter of 2005 compared with $6.2 million for the same period last year. As a result of the lower planned sales volume, operating profit before restructuring charges and timberland gains was $4.0 million for the first quarter of 2005 compared to $4.4 million a year ago. Restructuring charges were insignificant for the first quarter in both years. Timberland gains were $8.1 million for the first quarter of 2005 and $3.9 million for the same period last year. GAAP operating profit was $12.1 million for the first quarter of 2005 compared with $8.3 million for the first quarter of 2004.

Transformation Initiatives

The Company’s transformation initiatives continue to enhance long-term organic sales growth, generate productivity improvements and achieve permanent cost reductions. The transformation, which began in fiscal 2003, has delivered annualized benefits of approximately $80 million through the end of fiscal 2004. Additional annualized benefits of approximately $35 million are expected during fiscal 2005. The opportunities continue to include, but are not limited to, improved labor productivity, material yield and other manufacturing efficiencies, coupled with further footprint consolidation. In addition, the Company has launched a strategic sourcing initiative to more effectively leverage its global spend and lay the foundation for a world-class sourcing and supply chain capability.

As previously disclosed, only costs related to the transformation activities already begun prior to October 31, 2004 are being designated as restructuring charges during fiscal 2005. Approximately $15 million to $20 million of restructuring charges are anticipated in fiscal 2005.

Financing Arrangements

Total debt outstanding was $486 million at January 31, 2005 compared to $469 million at October 31, 2004 and $661 million at January 31, 2004. Total debt to total capitalization was 42.7 percent at January 31, 2005 and October 31, 2004, down from 53.8 percent at January 31, 2004.

Interest expense declined to $10.1 million for the first quarter of 2005 from $12.2 million for the same quarter last year. This reduction was primarily due to lower average debt outstanding during the first quarter of 2005 compared to the first quarter of 2004.

Capital Expenditures

Capital expenditures were $8.7 million for the first quarter of 2005 compared with capital expenditures of $7.1 million, excluding timberland purchases of $2.7 million, during the same period last year. There were no timberland purchases during the first quarter of 2005.

For fiscal 2005, capital expenditures are expected to be approximately $75 million, excluding timberland purchases, which would be approximately $25 million below the Company’s anticipated depreciation expense of approximately $100 million.

Share Repurchases

The Company repurchased 100,000 Class B Common Stock during the first quarter of fiscal 2005 pursuant to the stock repurchase program authorized by the Board of Directors in February 1999, which authorized the Company to purchase up to one million shares of the Company’s Class A Common Stock or Class B Common Stock or any combination of the foregoing (the “Common Stock”). As of January 31, 2005, the Company had repurchased 864,680 shares, including 486,476 shares of Class A Common Stock and 378,204 shares of Class B Common Stock pursuant to this program.

On February 28, 2005, the Board of Directors authorized the Company to repurchase an additional one million shares of its Common Stock.

Company Outlook

Ongoing benefits from the transformation initiatives, which include incremental savings of $35 million to be realized in fiscal 2005 and improvement in the fundamentals for the Paper, Packaging & Services segment, are expected to drive earnings improvement. These positive factors will be partially offset by lower planned Timber segment results. Although the Company exited the first quarter with positive momentum, challenges remain, especially with respect to raw material and other costs. Management reaffirms guidance, before restructuring charges and timberland gains, in the range of $3.50 to $3.60 per Class A share for fiscal 2005.

Conference Call

The Company will host a conference call to discuss its first quarter of 2005 results on Thursday, March 3, 2005 at 10:00 a.m. ET at (800) 218-9073. For international callers, the number is +1 (303) 262-2130.

The conference call will also be available through a live webcast, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s Web site approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The Company provides extensive expertise in steel, plastic, fibre, corrugated and multiwall containers for a wide range of industries. Greif also produces containerboard and manages timber properties in the United States. Greif is strategically positioned in more than 40 countries to serve multinational as well as regional customers. Additional information is on the Company’s Web site at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic or business conditions, including a prolonged or substantial economic downturn; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel, resin and old corrugated containers, and price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the frequency and volume of sales of the Company’s timber and timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended October 31, 2004. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(Dollars in thousands, except per share amounts)

	Quarter ended January 31,
	2005	2004
Net sales	$582,564	$468,860
Cost of products sold	493,838	399,410

Gross profit	88,726	69,450

Selling, general and administrative expenses	59,721	51,025
Restructuring charges	7,186	15,259
Gain on sale of assets	10,344	4,109

Operating profit	32,163	7,275

Interest expense, net	10,093	12,247
Other income (expense), net	(766)	222

Income (loss) before income tax expense (benefit) and equity in earnings of affiliates and minority interests	21,304	(4,750)

Income tax expense (benefit)	5,965	(1,463)
Equity in earnings of affiliates and minority interests	(203)	(79)

Net income (loss)	$15,136	$(3,366)

Basic earnings (loss) per share:
Class A Common Stock	$0.53	$(0.12)
Class B Common Stock	$0.79	$(0.18)

Diluted earnings (loss) per share:
Class A Common Stock	$0.52	$(0.12)
Class B Common Stock	$0.79	$(0.18)

GREIF, INC. AND SUBSIDIARY COMPANIES

SEGMENT DATA

UNAUDITED

(Dollars in thousands)

	Quarter ended January 31,
	2005	2004
Net sales
Industrial Packaging & Services	$429,042	$337,391
Paper, Packaging & Services	148,205	125,294
Timber	5,317	6,175

Total	$582,564	$468,860

Operating profit
Operating profit before restructuring charges and timberland gains:
Industrial Packaging & Services	$17,679	$8,851
Paper, Packaging & Services	9,591	5,353
Timber	4,007	4,396

Operating profit before restructuring charges and timberland gains	31,277	18,600

Restructuring charges:
Industrial Packaging & Services	6,798	12,023
Paper, Packaging & Services	377	3,169
Timber	11	67

Restructuring charges	7,186	15,259

Timberland gains:
Timber	8,072	3,934

Total	$32,163	$7,275

Depreciation, depletion and amortization expense
Industrial Packaging & Services	$16,136	$17,058
Paper, Packaging & Services	8,452	8,825
Timber	394	827

Total	$24,982	$26,710

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in thousands)

	Year ended January 31,
	2005	2004
Net sales
North America	$317,176	$268,024
Europe	176,170	132,946
Other	89,218	67,890

Total	$582,564	$468,860

Operating profit
Operating profit before restructuring charges and timberland gains:
North America	$17,637	$7,667
Europe	6,040	6,058
Other	7,600	4,875

Operating profit before restructuring charges and timberland gains	31,277	18,600
Restructuring charges	7,186	15,259
Timberland gains	8,072	3,934

Total	$32,163	$7,275

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(Dollars in thousands)

	January 31, 2005	October 31, 2004
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$56,138	$38,109
Trade accounts receivable	263,020	307,750
Inventories	212,503	191,457
Other current assets	74,629	75,366

	606,290	612,682

LONG-TERM ASSETS
Goodwill	237,211	237,803
Intangible assets	26,503	27,524
Other long-term assets	53,277	54,547

	316,991	319,874

PROPERTIES, PLANTS AND EQUIPMENT	875,132	880,682

	$1,798,413	$1,813,238

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$244,950	$281,265
Short-term borrowings	9,036	11,621
Other current liabilities	130,023	144,332

	384,009	437,218

LONG-TERM LIABILITIES
Long-term debt	477,056	457,415
Other long-term liabilities	282,117	287,786

	759,173	745,201

MINORITY INTEREST	1,988	1,725

SHAREHOLDERS’ EQUITY	653,243	629,094

	$1,798,413	$1,813,238

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

UNAUDITED

(Dollars in thousands, except per share amounts)

	Quarter ended January 31, 2005			Quarter ended January 31, 2004
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$32,163			$7,275
Restructuring charges	7,186			15,259
Timberland gains	(8,072)			(3,934)

Non-GAAP – operating profit before restructuring charges and timberland gains	$31,277			$18,600

GAAP – net income	$15,136	$0.52	$0.79	$(3,366)	$(0.12)	$(0.18)
Restructuring charges, net of tax	5,174	0.18	0.28	10,559	0.38	0.56
Timberland gains, net of tax	(5,812)	(0.20)	(0.31)	(2,722)	(0.10)	(0.15)

Non-GAAP – net income before restructuring charges and timberland gains	$14,498	$0.50	$0.76	$4,471	$0.16	$0.23

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

UNAUDITED

(Dollars in thousands)

	Quarter ended January 31,
	2005	2004
Industrial Packaging & Services
GAAP – operating profit	$10,881	$(3,172)
Restructuring charges	6,798	12,023

Non-GAAP – operating profit before restructuring charges	$17,679	$8,851

Paper, Packaging & Services
GAAP – operating profit	$9,214	$2,184
Restructuring charges	377	3,169

Non-GAAP – operating profit before restructuring charges	$9,591	$5,353

Timber
GAAP – operating profit	$12,068	$8,263
Restructuring charges	11	67
Timberland gains	(8,072)	(3,934)

Non-GAAP – operating profit before restructuring charges and timberland gains	$4,007	$4,396